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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITES EXCHANGE ACT OF 1934.
                                        Commission File Number   0-21264
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                               Vista Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)

   305 Roseberry Street, P.O. Box 5360, Phillipsburg, NJ 08865; (908) 859-9500
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.50 per share
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            (Title of each class of securities covered by this Form)

                    Common Stock, par value $0.50 per share
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)              |X|
                Rule 12g-4(a)(1)(ii)             |_|
                Rule 12g-4(a)(2)(i)              |_|
                Rule 12g-4(a)(2)(ii)             |_|
                Rule 12h-3(b)(1)(i)              |X|
                Rule 12h-3(b)(1)(ii)             |_|
                Rule 12h-3(b)(2)(i)              |_|
                Rule 12h-3(b)(2)(ii)             |_|

     Approximate number of holders of record as of the certification or notice date: 846

     Pursuant to the requirements of the Securities Exchange Act of 1934, Vista Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date: August 21, 2002     By:              /s/ William F. Keefe
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                                  William F. Keefe, Executive Vice President and
                                  Chief Financial Officer